Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of the 14 day of April, 2006 by and between NuTech Digital, Inc., a California corporation, with an office at 7900 Gloria Avenue, Van Nuys, California 91406 (the “Company”) and Digital Acquisitions Company, LLC, a Delaware limited liability company, with an office at 520 Washington Boulevard, Suite 214, Marina del Rey, California 90292 (the “Consultant”).

WHEREAS, the Company wishes to obtain the services of Consultant as a consultant to the Company and Consultant desires to render such services to the Company on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and promises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Consulting Services.
Engagement. The Company hereby engages Consultant as a consultant to the Company and Consultant accepts such engagement.
Services. During the Term (as defined below), Consultant shall render consulting services to the Company (the “Services”) as defined in one or more Statements of Services in the form attached hereto as Schedule A (each, a “Statement of Services”). The Services may include the preparation and delivery by Consultant of written materials or other deliverables (the “Deliverables”) identified in, or contemplated by, one or more Statements of Services. When signed by both parties hereto, each Statement of Services shall be deemed incorporated in, and shall form a part of, this Agreement.
Term. This Agreement shall commence upon the date hereof and continue for a period of twelve (12) months (the “Term”).
Scope and Assurances. In performing the Services, Consultant shall adhere to all of the Company's reasonable policies and procedures which have been conveyed to Consultant in writing and Consultant shall otherwise cooperate fully with the Company's Board of Directors (the “Board”) or such other persons as may be identified in a Statement of Services.
Compensation and Related Matters.
Compensation. As compensation for Services rendered, and in consideration for Consultant accepting the engagement set forth herein, the Company shall pay or provide to Consultant the compensation (the “Consulting Fee”) set forth in the Statement of Services on the terms and in accordance with the terms set forth therein.
Expenses. Unless otherwise provided in a Statement of Services, Consultant shall be entitled to reimbursement by the Company for all reasonable and necessary expenses incurred by Consultant hereunder.
Other Covenants.
Confidential Information.

No Disclosure. Consultant acknowledges that Consultant may be exposed to or given access to Confidential Information (as defined below) of the Company and of the Company's clients, vendors, suppliers and business partners. Consultant shall hold such Confidential Information in strict confidence and shall not at any time (either during or after the Term) disclose, divulge, furnish or make the Confidential Information available to any third party or otherwise use the Confidential Information for any purpose other than for the purpose of performing Consultant's obligations under this Agreement. Consultant shall use reasonable efforts to advise the Company immediately in the event that Consultant learns or has reason to believe that a violation of this Section has occurred or is likely to occur.

Definition. For purposes hereof, “Confidential Information” means any information disclosed to Consultant during the course of the performance of this Agreement, which is or should reasonably be understood to be confidential or proprietary, including, without limitation: the terms of this Agreement; information about the Company's clients, vendors, suppliers and business partners; and information about the Company's sales, costs and other financial information, business plans, projections, marketing data, trade secrets, technology, product specifications, inventions and ideas, research and development, price lists, the names and backgrounds of personnel, personnel training and techniques and materials, however documented, and any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its clients, vendors, suppliers and business partners containing or based, in whole or in part, on any information included in the foregoing. Confidential Information shall not include information that: (i) was in Consultant's possession prior to it being furnished to Consultant under the terms of this Agreement, provided the source of that information was not known by Consultant to be bound by a confidentiality agreement with or other continual, legal or fiduciary obligation of confidentiality to the Company; (ii) is now, or hereafter becomes, through no wrongdoing on the part of Consultant, generally known to the public; or (iii) is rightfully obtained by Consultant from a third party, without breach of any obligation to the Company.

Representations and Warranties. Each party hereby represents and warrants to the other that: (a) it is and, at all times during the Term, shall be duly authorized to enter into and perform this Agreement and each Statement of Services; and (b) the signing and performance of this Agreement by it shall not violate any agreement of such party with any third party or otherwise violate the rights of any third party based upon the relationship of such party with such third party.
Indemnification. Each party shall defend, indemnify, and hold the other party, and its employees, officers, directors, shareholders, members, owners, subcontractors, agents, successors and permitted assigns, harmless from and against any and all liabilities, obligations, damages, deficiencies, costs and expense, including reasonable attorneys' fees and expenses and the costs to enforce these indemnification provisions, arising out of or relating to any third party claims or demands based on any breach by such party of any of such party's representations, warranties, covenants or obligations contained herein, or the in accuracy of any of such representations or warranties. In addition, and without limiting the generality of the foregoing, the Company shall defend, indemnify, and hold Consultant, and its employees, officers, directors, shareholders, members, owners, subcontractors, agents, successors and permitted assigns, harmless from and against any and all liabilities, obligations, damages, deficiencies, costs and expense, including reasonable attorneys’ fees and expenses and the costs to enforce these indemnification provisions, arising out of or relating to any claims or demands from the creditors of the Company and any claims or demands from parties acting on behalf of such creditors or the Company, including, but not limited to, any receiver, bankruptcy trustee or creditors committee. Within five (5) business days from the date hereof, the Company shall add Consultant and Consultant's representatives as additional insured parties under the Company's D&O insurance policy. Such policy shall have liability protection for Consultant and its representatives of at least $5 million.

Termination.
Termination. The Company may terminate Consultant's engagement hereunder only in the event that Consultant commits a material breach of this Agreement which is not cured by Consultant within thirty (30) days of its receipt of a notice thereof from the Company. Consultant may terminate Consultant's engagement hereunder at any time for any reason or no reason upon ten (10) days advance written notice to the Company.
Compensation Upon Termination. In the event Consultant's engagement is terminated pursuant to Section 6.1 above, Consultant shall receive, or otherwise shall be entitled to continue to enjoy and benefit from, all compensation granted to Consultant hereunder, including, but not limited to, all stock and stock options purchased or granted to Consultant (and related registration rights), and any reimbursable expenses, to which Consultant was entitled as of the date of termination and the Company shall have no further obligations to Consultant under this Agreement, except for its obligation to indemnify Consultant and provide insurance coverage to Consultant under Section 5 above.
Return of Company Property. Upon termination of Consultant's engagement hereunder for any reason, Consultant shall return to the Company all of the Company's property and any and all other Company materials that are in Consultant's possession as of the date of termination (collectively, the “Company Property”). The Company Property shall be delivered to the Company at its office (at the address stated above) within five (5) days after the date of the Company's request therefor or the date of termination, as the case may be.
Miscellaneous.
Independent Contractor. Consultant is acting as independent contractor hereunder. Consultant is without authority to and shall not bind or obligate the Company in any manner whatsoever, or incur any debt or obligation for the account of the Company without the written consent of the Company. Consultant shall be responsible for paying any income taxes, and making any employment related deductions, attributable to the fees and expenses received by Consultant hereunder.
Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) if by hand delivery, upon receipt by the receiving party, or (ii) if mailed, three (3) business days after deposit in the U.S. Mail, postage prepaid. Notices to the Company shall be delivered to it at the address stated for the Company on page 1 hereof and notices to Consultant shall be delivered to it at the address stated for Consultant on page 1 hereof or to such other address as may be specified in a written notice delivered by one party to the other party hereunder.
General. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that Consultant may assign this Agreement to any entity controlled by, under common control with or controlling Consultant, or by operation of law in connection with a merger, acquisition or similar transaction. This Agreement shall be governed by and construed in accordance with the laws of the State of the defendants choosing. The plaintiff must bring action in the State of the defendant. Each party agrees to this condition. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. This Agreement constitutes the entire agreement between the parties, and supersedes all prior oral and/or written agreements between them relating to the subject matter hereof. This Agreement may not be amended or cancelled except by an agreement signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

NUTECH DIGITAL, INC.	DIGITAL ACQUISITIONS COMPANY, LLC

By:	By:
Name: Title:		Name: Title:

SCHEDULE A

STATEMENT OF SERVICES

This Statement of Services is issued pursuant to the Consulting Agreement dated as of April 14 2006 between NUTECH DIGITAL, INC. a California corporation (the “Company”) and DIGITAL ACQUISITIONS COMPANY, LLC, a Delaware limited liability company (the “Consultant”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Consulting Agreement.

1. Description of the Services: Consultants shall provide advice and recommendations to Company with respect to: long term and short term financing of Company's operations; selection and management of key employees; assessment of new business opportunities; management of relationships with existing customers and suppliers; and such other services as may be agreed upon by the parties.

2. Consulting Fees: As compensation for Consultant's services hereunder, and in consideration of Consultant agreeing to be engaged by Company under the terms hereof, Company and Consultant hereby agree that Consultant shall be entitled to receive the following:

(a) Pursuant to that certain Distribution Agreement, between the parties dated as of March 27, 2006 (the “Distribution Agreement”), Consultant paid to the Company the sum of $126,000.00 as an advance against future royalties payable to Company under the Distribution Agreement (the “Advance”). The Company hereby agrees that at any time after the date hereof, Consultant shall have the right, but not the obligation, from time to time, to convert all or any portion of the Advance that has not at the time of conversion been recouped by Consultant from Net Proceeds under the Distribution Agreement, into shares of common stock, no par value per share (the “Common Stock”), of the Company. The price per share shall be equal to the lesser of $0.05 (subject to equitable adjustment in the event of a stock split, stock dividend or other recapitalization event) or the Fair Market Value of the Common Stock on the date that notice is given to the Company of Consultant’s election to so convert all or a portion of the Advance. For purposes of this Agreement, the term “Fair Market Value” shall have the meaning ascribed to such term in the Company’s Amended and Restated 2003 Consultant Stock Plan (the “Consultant Stock Plan”).

(b) Upon execution and delivery of this Agreement, Consultant shall pay to the Company the sum of $24,000.00 for 600,000 shares of the Common Stock of the Company. The number of such shares of Common Stock to be delivered to Consultant shall be determined by taking the sum of $24,000.00 and dividing it by a price per share equal to the lesser of $0.05 (subject to equitable adjustment in the event of a stock split, stock dividend or other recapitalization event) or the Fair Market Value of the Common Stock on the date of purchase. Notwithstanding the foregoing, in the event Consultant elects not to pay the sum of $150,000.00 to the Company in accordance with paragraph (d) below, then Consultant shall have the right to recoup the aforementioned sum of $24,000.00 from future royalties payable to Company under the Distribution Agreement.

(c) Upon execution and delivery of this Agreement, the Company shall grant to Consultant options to purchase an aggregate of 23,000,000 shares of Common Stock under the Consultant Stock Plan. Such options shall have an exercise price that is equal to the Fair Market Value on the date of this Agreement. All such options shall be fully vested as of the date of grant. The options shall be exercisable for a period of ten years from the date of grant and shall continue to be exercisable after Termination (as defined in the Consultant Stock Plan) for any reason whatsoever or for no reason.

(d) Consultant hereby agrees that if the conditions set forth in Schedule A-1 attached hereto are satisfied on or prior to sixty (60) days from the date hereof (the “Investment Date”), Consultant shall pay to the Company $150,000.00 and Consultant shall elect what portion of such amount shall be deemed to be an exercise of options granted pursuant to paragraph (c) above and/or what portion of such amount shall be deemed to be the purchase price for newly issued shares of Common Stock. The purchase price of any newly issued shares of Common Stock shall be deemed to be the lesser of $0.05 per share or the Fair Market Value at the date that Consultant gives notice to the Company of its election to purchase such newly issued shares of Common Stock. Upon the issuance of any newly issued shares of Common Stock pursuant to this paragraph (d) or shares issued to Consultant under paragraphs (a) (b) and (c) above, the Company and Consultant shall enter into a registration rights agreement in substantially the form attached hereto as Schedule A-2 that grants both demand and piggyback registration rights under the Securities Act of 1933, as amended, with respect to all such shares of Common Stock.

3. Reimbursable Expenses: Company shall reimburse Consultants for all expenses reasonably incurred in connection with the rendition of Consultant's services hereunder.

Dated as of: April 14, 2006

NUTECH DIGITAL, INC.	DIGITAL ACQUISITIONS COMPANY, LLC

By: /s/ Lee Kasper	By:	/s/ Peter Bergmann
Name: Lee Kasper Title: President		Name: Peter Bergmann Title: CEO

SCHEDULE A-1

CONDITIONS THAT MUST BE MET UNDER SECTION 2 (d) OF SCHEDULE A-1

1. The Company shall terminate its distribution/sales arrangement with Steve in Canada. The deals Steve put in place prior to such termination, specifically Canada and Australia, shall remain in full force and effect and be honored.

2. Lee Kasper shall resign as CEO of the Company and any other office he holds with the Company.

3. The Company shall not enter into any agreement or commitment with any vendor, supplier or other third party without first consulting with Consultant.

4. Consultant shall have completed its due diligence review of the Company and, as a result thereof, is satisfied that the Company can and will carry out the recommendations made by Consultant hereunder.

SCHEDULE A-2

The parties intend to attached hereto a registration rights between the parties that grants both demand and piggyback registration rights to Consultant under the Securities Act of 1933, as amended, with respect to all shares of Common Stock granted to Consultant hereunder. If, for any reason, such registration rights agreement is not entered into by the parties and attached hereto upon the execution and delivery of this Agreement, then Consultant shall have such demand and piggyback registration rights as designated by Consultant in accordance with applicable law.